Exhibit 10.22

Joseph Saunders

Chairman and CEO

Visa Inc.

August 21, 2007

Byron H. Pollitt, Jr.

68 Via Los Altos

Tiburon, California 94920

Dear Byron:

We are pleased to offer you the opportunity to join Visa as Chief Financial Officer, reporting to me. Your starting date will be in mid September 2007.

As discussed, your salary will be paid at the rate of $54,166.66 per month (or $650,000 per annum) (less applicable deductions and withholdings) and is payable on a semi-monthly basis, in line with Visa’s regular payroll practices. We will also provide you with a one time sign-on bonus of $250,000, less applicable taxes, payable soon after your start date at Visa.

In addition, you will be eligible to participate in the Visa Incentive Plan (VIP) for Fiscal Year 2008. Your bonus target under the Plan is one hundred percent (100%) of your base salary with a maximum bonus opportunity of two hundred percent (200%) of your base salary, subject to the terms and conditions of the Plan. Visa’s fiscal year begins on October 1, and any bonus for which you are eligible under the Plan will be based on your earnings for that fiscal year and will be paid by mid-December 2008. We will provide you with additional information about the Plan following the commencement of your employment. (Please note that the VIP terms mentioned here are intended to be a summary and the Plan document governs your participation in the VIP Plan.)

You will also be eligible for a long-term performance bonus. Your FY08 target long-term performance bonus value will be $1,500,000. Your actual long-term performance bonus value will be determined each year based on evaluation of your performance. You will also receive a pre-IPO long-term award of $1,750,000. With respect to your pre-IPO long-term award, it will be recommended to the Visa Inc. board of directors that your pre-IPO long-term award be converted into, and payable in, shares or a form of shares of Visa Inc. common stock, based on the fair market value of such stock on the conversion date, and such bonus will be so paid if so approved by the Visa Inc. board of directors. If the Visa Inc. board of directors deems this impractical, your pre-IPO long-term award will be payable in cash. Any long-term bonus awarded to you will be subject to the terms and conditions of the applicable plan, as approved by the Compensation Committee of the Visa Inc. board of directors.

We are pleased to confirm that effective upon your commencement of employment with Visa, you may be covered under Visa’s group benefit plans, subject to their exclusions and limitations. Visa reserves the right to amend, modify or terminate (in whole or in part) any of our benefits programs at any time. Please see materials in your new hire packet for additional information on the benefits provided by Visa.

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Visa

P.O. Box 8999

San Francisco, CA 94128-8999

U.S.A.

In accepting employment with Visa, you represent that you are not under any contractual restrictions, expressed or implied, with respect to any of your prior positions that will impact your ability to fully meet the needs of this or future positions at Visa. In addition, you agree to be bound by and to comply fully with all Visa policies and procedures for employees.

We need to point out that nothing in this offer letter is intended to create a fixed term of employment at Visa. Your employment at Visa is on an at will basis, meaning that Visa will be free to terminate your employment at any time, with or without cause, and that you will be free to resign from your employment with Visa at any time.

In line with our normal practices, this offer of employment (as well as continued employment) is subject to successfully passing Visa’s background checks and also subject to you completing, signing and returning before your start date the Confidential Information and Property Agreement. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Enclosed you will find a list of approved forms of identification. Please bring the necessary documentation on your first day of work.

If you accept this offer, please sign and date this letter in the space provided below and return a copy of this letter and the Confidential Information and Property Agreement, to Human Resources.

We look forward to having you on board.

Sincerely,

/s/ Joseph Saunders

Joseph Saunders

Chairman and Chief Executive Officer, Visa Inc.

Accepted:	/s/ Byron H. Pollitt, Jr.	Date:	28 August 2007
Byron H. Pollitt, Jr.